Offer Letter to Exercise at the Existing Exercise Price or to Exchange for Common Stock

by

NAVIOS MARITIME HOLDINGS INC.

of

up to 49,571,720 of its Outstanding Warrants

at:

(i) an Exercise Price of $5.00 Per Warrant for 1.16 Shares of Common Stock, and

(ii) an Exchange of 5.25 Warrants for One Share of Common Stock

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 26, 2007, UNLESS THE TENDER OFFER IS EXTENDED.

December 28, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer Letter, dated December 28, 2006 (the ‘‘Offer Letter’’), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the ‘‘offer’’), in connection with the offer by Navios Maritime Holdings Inc., a Marshall Islands corporation (the ‘‘Company’’), for a period of twenty (20) business days, to the holders of the Company’s publicly traded warrants (the ‘‘Warrants’’) that are outstanding to purchase an aggregate of 49,571,720 shares of common stock par value $.0001 per share, (the ‘‘Common Stock’’), which were issued by International Shipping Enterprises, Inc., the Company’s legal predecessor, in its initial public offering, as follows:

•	To modify terms on which the Warrants can be exercised to increase temporarily the number of shares of Common Stock to be received upon exercise of a Warrant from one to 1.16 upon payment of the $5.00 exercise price; and

•	To modify terms on which the Warrants can be exercised to permit temporarily the exchange of 5.25 Warrants for one share of Common Stock.

NO FRACTIONAL SHARES WILL BE ISSUED. IF YOU ELECT TO EXERCISE WARRANTS AND YOUR EXERCISE RESULTS IN A FRACTIONAL SHARE OF COMMON STOCK TO BE ISSUED, YOU WILL RECEIVE THE MARKET VALUE OF SUCH FRACTIONAL SHARE BASED ON THE CLOSING PRICE OF THE COMMON STOCK ON THE DAY IMMEDIATELY PRECEDING THE EXPIRATION DATE.

UNEXERCISED WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON DECEMBER 9, 2008.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE WARRANTS, PROVIDED THAT THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

Enclosed with this letter are copies of the following documents:

1.	Offer Letter, dated December 28, 2006;

2.	Letter of Transmittal, for your use in accepting the offer and exercising Warrants of and for the information of your clients;

3.	Notice of Guaranteed Delivery with respect to Warrants, to be used to accept the offer in the event you are unable to deliver the Warrant certificates, together with all other required documents, to the Depositary before the Expiration Date (as defined in the Offer Letter), or if the procedure for book-entry transfer cannot be completed before the Expiration Date;

4.	Form of letter that may be sent to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the offer; and

Certain conditions to the offer are described in Sections 1 through 4 of the Offer Letter.

We urge you to contact your clients promptly. Please note that the offer and withdrawal rights will expire at 5 p.m., New York City Time, on January 26, 2007, unless the offer is extended.

Under no circumstances will interest be paid on the exercise price of the Warrants regardless of any extension of, or amendment to, the offer or any delay in exercising such Warrants after the expiration date.

Other than described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, as described in the Offer Letter) in connection with the solicitation of tenders of Warrants pursuant to the tender offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.

In connection with the offer, the Dealer Manager, Goldman Advisors, a division of Sunrise Securities Corp., will receive a fee equal to the sum of 5% of (i) the cash exercise prices paid by Warrant holders, and (ii) 5% of the value of the shares of Common Stock that are issued to Warrant holders who exchange 5.25 of their Warrants for one share of Common Stock. The value of the Common Stock will be equal to the average closing price of the Company’s shares for the five day period ending on the Expiration Date.

Questions regarding the offer may be directed to Morrow and Co., Inc., as Information Agent, at 470 West Avenue, Stamford, CT 06902 (telephone number: (203) 658-9400, or to Continental Stock Transfer & Trust Company, as Depositary, at 17 Battery Place, 8th Floor, New York, New York 10004 (telephone number: 212-509-4000, Ext. 536).

Very truly yours,

Navios Maritime Holdings Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the offer other than the enclosed documents and the statements contained therein.